INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-72746 and 333-2262) of Nine West Group Inc. of our reports dated March 16, 1999, appearing in the Annual Report on Form 10-K of Nine West Group Inc. and subsidiaries for the fiscal year ended January 30, 1999.


/s/Deloitte & Touche LLP

Deloitte & Touche LLP
New York, New York
April 30, 1999